Exhibit 99.1

October 23, 2003

CHESAPEAKE REPORTS THIRD QUARTER 2003 RESULTS

RICHMOND, Va. - Chesapeake Corporation (NYSE:CSK) today announced net income for the third quarter of 2003 of $3.4 million, or $0.22 per share, compared to net income for the third quarter of 2002 of $10.5 million, or $0.69 per share. Net income for the nine months ended September 28, 2003, was $15.5 million, or $1.02 per share, compared to $10.5 million, or $0.69 per share, for the comparable period in 2002. Results for the nine months ended September 28, 2003, included a gain of $7.7 million, net of income taxes, on the settlement of environmental indemnification obligations related to the 1997 sale of a kraft products mill. Quarter and year-to-date results for 2002 included a gain on sale of discontinued operations, net of income taxes, of $1.4 million, or $0.09 per share.

Commenting on the quarter's results and the year's outlook, Thomas H. Johnson, Chesapeake's chairman, president & chief executive officer said, "We had expected lower earnings during the third quarter, compared to last year, because of reduced land development sales as we wind down this business segment. However, three discrete events combined in the quarter to reduce our volume and profitability below our expectations. Demand for alcoholic drinks packaging was much lower in the third quarter than in the prior year due primarily to the lingering impact of SARS and the Iraqi conflict on the travel related sales channel. In addition, the extreme heat in Europe during the third quarter caused reduced consumer demand and a curtailment of production at many of our confectionery customers' plants, reducing our confectionery packaging sales for the quarter. Also, an equipment fire at one of our food and household packaging plants negatively impacted earnings for the quarter. We expect an insurance recovery for the losses related to the equipment fire in the fourth quarter. Although third quarter earnings were below last year, our cash generated from operations was up $20.3 million compared to last year's third quarter, and totals $48.5 million on a year-to-date basis.

"As we enter the fourth quarter, order patterns appear to be improving and following their usual seasonal pattern, particularly in our plastic packaging segment which has been a strong performer throughout the year," Johnson added. "We remain on target to achieve annual earnings and cash flow within the range of our previous guidance despite a very competitive business environment."

Overview of results:

  Net sales for the third quarter and nine months ended September 28, 2003, increased 5 percent and 12 percent, respectively, over the comparable periods in the prior year. The increases in net sales for the quarter and nine months were primarily due to favorable foreign currency exchange rates, increased volume in the plastic packaging segment and improved volume in the luxury packaging sector of the paperboard packaging segment. Pricing pressure, reduced volume of alcoholic drinks cartons resulting from reduced international travel and reduced volume of food and household cartons in the paperboard packaging segment partially offset these increases. In addition, net sales for the third quarter and nine months ended September 28, 2003, for the land development segment decreased 51 percent and 24 percent, respectively, as this segment continues to sell its diminishing land inventory.
  EBIT for the paperboard packaging segment decreased 27 percent for the third quarter and 8 percent for the nine months ended September 28, 2003, over the comparable periods in 2002. EBIT for the third quarter of 2002 included a gain on sale of a plant of $3.1 million. The remaining decrease in EBIT for the third quarter was due to a combination of factors. In particular, the tobacco sector experienced a decrease in volume for export tobacco sales, particularly to Asian markets. The pharmaceutical and healthcare sector has seen lower margins as a result of a less favorable product mix. In addition, record summer temperatures in Europe depressed confectionery volume in the international and branded sector. These decreases were offset, in part, by continued improved results in the luxury packaging sector and favorable foreign currency exchange rates. Year-to-date results were impacted by a decrease in the volume of export tobacco sales, as well as a less favorable product mix in the pharmaceutical and healthcare sector. Favorable foreign currency exchange rates, improved results in the luxury packaging sector, and ongoing cost savings from the 2002 consolidation of facilities in the international and branded sector served to partially offset the year-to-date decline in EBIT.
  EBIT for the plastic packaging segment increased 88 percent for the third quarter of 2003, and 38 percent for the nine months ended September 28, 2003, over the comparable periods in 2002. Quarter and year-to-date results increased due to strong results in the food and beverage and specialty chemical packaging sectors and favorable foreign currency exchange rates. Year-to-date results for this segment were negatively impacted by the SARS epidemic during the first half of 2003.
  Land development EBIT was $1.2 million for the third quarter and $5.8 million for the nine months ended September 28, 2003, down approximately $3.7 million over the third quarter of 2002 and $2.0 million year-to-date due to the timing of land sales. The company expects that the liquidation of its land holdings will be substantially complete in the next 6 to 9 months.
  Year-to-date 2003 results included a gain of $7.7 million, net of income taxes, on the settlement of substantially all of the company's indemnification obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va.
  Corporate expenses increased $1.5 million to $4.2 million for the third quarter of 2003 and $3.3 million to $12.3 million for the nine months ended September 28, 2003, from the comparable periods in 2002. The increases were primarily due to increased costs for pensions, long-term incentives and insurance.
  Interest expense was $10.1 million for the third quarter of 2003, down $1.4 million compared to the third quarter of 2002, and $32.5 million for the nine months ended September 28, 2003, down $1.9 million over the comparable period in 2002. The decreases were primarily due to lower overall interest rates.
  The company generated approximately $48.5 million in net cash provided by operations for the nine months ended September 28, 2003, an increase of $32.2 million compared with the nine months ended September 29, 2002. The increase reflects improved working capital utilization and higher profits in 2003. The company's total capital spending was $42.4 million for the nine months ended September 28, 2003, slightly above depreciation of $39.3 million for the period.
  Total debt, net of cash, at the end of the third quarter of 2003 increased $9.2 million over the year-end 2002 level to $484.9 million. Approximately $10.8 million of the increase was attributable to changes in foreign currency exchange rates offset, in part, by debt repayments.
  Based on results for the year to date, expected seasonal demand during the fourth quarter and the anticipated insurance recovery related to the equipment fire, the company expects earnings and free cash flow, defined as cash flow from operating activities less cash flow from investing activities, for 2003 to be at the lower end of the previously disclosed ranges of $1.65 to $1.95 per share, and $20 million to $30 million, respectively.

Chesapeake will hold a conference call today at 11 a.m. Eastern Daylight Time to discuss its third quarter results. The conference call may be accessed via the Investor Relations section of Chesapeake Corporation's website at http://www.cskcorp.com. Simply click on the "Investor Relations" button in the left column, then on "Conference Calls." A replay of the webcast will be available later today in that same section of Chesapeake's website.

Chesapeake Corporation is a leading international supplier of value-added specialty paperboard and plastic packaging with headquarters in Richmond, Va. The company is one of Europe's premier suppliers of folding cartons, leaflets and labels, as well as plastic packaging for niche markets. Chesapeake has more than 50 locations in Europe, North America, Africa and Asia and employs approximately 5,900 people worldwide.

This news release, including the comments by Thomas H. Johnson, contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements including, but not limited to: competitive products and pricing; production costs, particularly for raw materials such as folding carton and plastics materials; fluctuations in demand; possible recessionary trends in U.S. and global economies; government policies and regulations affecting the environment; interest rates; fluctuations in foreign exchange rates; the ability of the company to remain in compliance with its debt covenants; and other risks that are detailed from time to time in reports filed by the company with the Securities and Exchange Commission.

Chesapeake Corporation
Financial Information (Unaudited)
(In millions, except per share data)

	Third Quarter		Year-to-Date
INCOME STATEMENT	2003	2002	2003	2002
Net sales	$220.5	$210.8	$650.7	$581.9
Costs and expenses:
Cost of products sold	179.6	169.7	526.5	473.2
Selling, general, and administrative expenses	28.0	22.8	86.8	68.2
Gain on sale of business (a)	-	-	11.2	-
Other income, net (b)	1.5	5.1	5.1	8.2
Restructuring charges (c)	-	-	-	2.6
EBIT (Earnings before interest and taxes)	14.4	23.4	53.7	46.1
Interest expense, net	10.1	11.5	32.5	34.4
Income from continuing operations before taxes	4.3	11.9	21.2	11.7
Income tax expense	0.9	2.8	5.7	2.6
Income from continuing operations	3.4	9.1	15.5	9.1
Gain on sale of discontinued operations, net of taxes (d)	-	1.4	-	1.4
Net income	$3.4	$10.5	$15.5	$10.5

Diluted earnings per share:
Income from continuing operations	$0.22	$0.60	$1.02	$0.60
Gain on sale of discontinued operations, net of taxes (d)	-	0.09	-	0.09
Net income	$0.22	$0.69	$1.02	$0.69

Weighted average shares and equivalents outstanding - diluted	15.3	15.1	15.2	15.2

Other items:
Depreciation	$13.4	$12.5	$39.3	$35.7
Capital expenditures	12.7	13.2	42.4	33.0
Net cash provided by operations	26.6	6.3	48.5	16.3

(a) The year-to-date results for 2003 included a gain of $7.7 million, net of income taxes, on the settlement of indemnity obligations to St. Laurent Paperboard (U.S.) Inc. related to the 1997 sale of a kraft products mill in West Point, Va.

(b) The third quarter and year-to-date results for 2002 included other income of $3.1 million related to a gain on the sale of a plant in the paperboard packaging segment.

(c) The year-to-date results for 2002 included restructuring costs of $1.8 million, net of income taxes, for the closure and consolidation of facilities in the paperboard packaging segment.

(d) The third quarter and year-to-date results for 2002 included an after-tax revision to the estimated loss on the planned sale of discontinued operations of $1.4 million, or $0.09 per share.

BALANCE SHEET	Sept. 28,	Dec. 29,	Sept. 29,
	2003	2002	2002
Assets
Current assets:
Cash and cash equivalents	$14.9	$15.7	$19.0
Accounts receivable, net	146.6	144.1	149.2
Inventories	116.7	102.4	104.0
Other current assets	23.1	25.5	17.9

Total current assets	301.3	287.7	290.1
Property, plant and equipment, net	385.5	376.4	351.4
Goodwill	603.3	583.8	568.4
Other assets	105.6	105.0	86.5

Total assets	$1,395.7	$1,352.9	$1,296.4

Liabilities and Stockholders' Equity
Current portion of long-term debt	$6.0	$5.4	$9.1
Income taxes payable	8.6	10.3	11.3
Other current liabilities	201.6	189.0	175.5

Total current liabilities	216.2	204.7	195.9
Long-term debt	493.8	486.0	491.9
Other long-term liabilities	60.2	83.1	63.0
Pensions and postretirement benefits	68.9	76.6	28.8
Deferred income taxes	36.9	25.9	35.3
Stockholders' equity	519.7	476.6	481.5

Total liabilities and stockholders' equity	$1,395.7	$1,352.9	$1,296.4

					Third Quarter
	First	Second	Third	Fourth	Year-to-
BUSINESS SEGMENT HIGHLIGHTS:	Quarter	Quarter	Quarter	Quarter	Date

Net sales:
2003
Paperboard Packaging	$182.5	$178.5	$185.0		$546.0
Plastic Packaging	30.7	32.8	31.1		94.6
Land Development	4.3	1.4	4.4		10.1

	$217.5	$212.7	$220.5		$650.7

2002
Paperboard Packaging	$155.0	$160.5	$177.4	$185.2	$492.9
Plastic Packaging	25.2	26.0	24.5	28.0	75.7
Land Development	1.9	2.5	8.9	27.1	13.3

	$182.1	$189.0	$210.8	$240.3	$581.9

EBIT (Earnings before interest and taxes):
2003
Paperboard Packaging	$12.4	$13.4	$14.4		$40.2
Plastic Packaging	3.0	2.8	3.0		8.8
Land Development	3.6	1.0	1.2		5.8
Corporate	(3.7)	(4.4)	(4.2)		(12.3)
Gain on Sale of Business	0.0	11.2	0.0		11.2

	$15.3	$24.0	$14.4		$53.7

2002
Paperboard Packaging	$11.5	$12.4	$19.6	$18.8	$43.5
Plastic Packaging	2.3	2.5	1.6	2.1	6.4
Land Development	1.1	1.8	4.9	7.9	7.8
Corporate	(3.4)	(2.9)	(2.7)	(3.1)	(9.0)
Restructuring Charges	0.0	(2.6)	0.0	0.0	(2.6)

	$11.5	$11.2	$23.4	$25.7	$46.1